EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Omnicom Group Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-41717, 333-70091, 333-74591, 333-74727, 333-74879, 333-84349, 333-90931, 333-33972, 333-37634, 333-84498, 333-108063, 333-115892, 333-146821, 333-159600, 333-168547, 333-188732, 333-255825, 333-291814 and 333-293016) on Form S-8, the registration statement (No. 333-282748) on Form S-3, and the registration statements (Nos. 333-284358 and 333-291920) on Form S-4 of our report dated February 20, 2026, with respect to the consolidated financial statements and financial statement schedule II of Omnicom Group Inc. and subsidiaries, and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
New York, New York
February 20, 2026